   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2001.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        NORTHERN BORDER PIPELINE COMPANY
             (Exact name of registrant as specified in its charter)

             TEXAS                          486210                        74-2684967
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                                                               JANET K. PLACE
           1111 SOUTH 103RD STREET                        1111 SOUTH 103RD STREET
          OMAHA, NEBRASKA 68124-1000                     OMAHA, NEBRASKA 68124-1000
                (402) 398-7770                                 (402) 398-7886
 (Address, including zip code, and telephone      (Name, address, including zip code, and
       number, including area code, of                telephone number, including area
  registrant's principal executive offices)             code, of agent for service)

                                   COPIES TO:

                              PATRICK K. BREELAND
                             VINSON & ELKINS L.L.P.
                        ONE AMERICAN CENTER, SUITE 2700
                              600 CONGRESS AVENUE
                              AUSTIN, TEXAS 78701
                                 (512) 495-8674
                              (512) 236-3295 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED          PER NEW NOTE        OFFERING PRICE    REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------
7.50% Senior Notes due 2021,
  Series A...................     $250,000,000             100%             $250,000,000           $62,500
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457 under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2001

                                  $250,000,000

                        NORTHERN BORDER PIPELINE COMPANY

                               OFFER TO EXCHANGE

                     7.50% SENIOR NOTES DUE 2021, SERIES A
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
              ANY AND ALL OUTSTANDING 7.50% SENIOR NOTES DUE 2021

THE NEW NOTES:

     - Restrictions: The new notes will be freely tradeable and otherwise substantially identical to the outstanding notes.

     - Maturity:  September 15, 2021.

     - Interest Payments: Semiannually in cash in arrears on April 1 and October 1, commencing April 1, 2002.

     - Redemption: We can redeem some or all of the new notes at our option on at least 30 days' notice at the redemption price described under the heading "Description of the New Notes."

     - Ranking of Notes: The new notes will rank equally with all of our other existing and future senior and unsubordinated indebtedness, junior to any of our secured indebtedness to the extent of the security for that indebtedness and senior to any of our subordinated indebtedness.

THE EXCHANGE OFFER:

     - Expiration:  5:00 p.m., New York City time, on           , 200  , unless
       we extend the expiration date.

     - Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding notes being tendered.

     - Tendered Notes: All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933. If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     - Withdrawal: Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer, unless we have already accepted your outstanding notes for exchange.

     - Tax Consequences: The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

TRADING FORMAT

     - The new notes will not be listed on any securities exchange.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2001.

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with the prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Investor Relations, Northern Border Pipeline Company, 1111 South 103rd Street, Omaha, Nebraska 68124, by mail, and if by telephone at (877) 208-7318. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     You should rely only on the information contained in this prospectus and any information incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in this prospectus.

     You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
Forward Looking Statements..................................     ii
Prospectus Summary..........................................      1
Use of Proceeds.............................................      9
Capitalization..............................................      9
Selected Financial Data.....................................     10
Ratio of Earnings to Fixed Charges..........................     11
The Exchange Offer..........................................     12
Description of the New Notes................................     20
U.S. Federal Tax Considerations.............................     31
Plan of Distribution........................................     34
Legal Matters...............................................     35
Experts.....................................................     35
Where You Can Find More Information.........................     35
Incorporation of Documents by Reference.....................     35

                           FORWARD LOOKING STATEMENTS

     Statements in this prospectus that are not historical information are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements include:

     - expected future costs;

     - future capital expenditures;

     - trends affecting our future financial condition or results of operations; and

     - our business strategy regarding future operations.

     Although we believe that our expectations regarding future events are based on reasonable assumptions within the bounds of our knowledge of our business, we cannot assure you that our goals will be achieved or that our expectations regarding future developments will be realized. Important factors that could cause actual results to differ materially from those in the forward looking statements include:

     - future demand for natural gas in the markets we serve;

     - availability of supplies of Canadian natural gas and the rate of progress of developing those supplies;

     - industry conditions;

     - political and regulatory developments that impact Federal Energy Regulatory Commission proceedings;

     - our success in sustaining our positions in such proceedings, or the success of intervenors in opposing our positions;

     - our ability to replace our rate base as it is depreciated and amortized;

     - competitive developments by Canadian and other U.S. natural gas transmission companies;

     - political and regulatory developments in the United States and Canada;
       and

     - conditions of the capital markets.

                             ---------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business and the notes. It likely does not contain all the information that is important to you or that you should consider in making an investment decision. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus and should consider consulting with your own legal and tax advisors. References in this prospectus to "we," "us," or "our" refer to Northern Border Pipeline Company.

                        NORTHERN BORDER PIPELINE COMPANY

THE NORTHERN BORDER PIPELINE SYSTEM

     We own a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border near Port of Morgan, Montana to interconnecting pipelines in the upper Midwest of the United States. We originally placed our pipeline system in service in 1982 with capacity additions to the pipeline system in 1991, 1992 and 1998 and most recently completed the Project 2000 expansion in October 2001. In the year ended December 31, 2000, we estimate that we transported approximately 22% of the total amount of natural gas imported from Canada to the United States. Over the same period, approximately 90% of the natural gas transported on our system was produced in the western Canadian sedimentary basin located in the provinces of Alberta, British Columbia and Saskatchewan.

     Our pipeline system has pipeline access to natural gas reserves in the western Canadian sedimentary basin located in the Canadian provinces of Alberta, British Columbia and Saskatchewan, as well as the Williston Basin in the United States. Our pipeline system also has access to synthetic gas processed at the Dakota Gasification Plant in North Dakota. We provide shippers access to markets in the Midwest through interconnecting pipeline facilities, as well as direct access to the Chicago markets. Our shippers can arrange transportation, displacement and exchange arrangements with third parties to provide access beyond Chicago to markets throughout the United States.

     Our pipeline system consists of 822 miles of 42-inch diameter pipe designed to transport 2.4 billion cubic feet per day from the Canadian border to Ventura, Iowa; 30-inch diameter pipe and 36-inch diameter pipe, each approximately 147 miles in length, designed to transport 1.5 billion cubic feet per day in total from Ventura, Iowa to Harper, Iowa; 226 miles of 36-inch diameter pipe and 19 miles of 30-inch diameter pipe designed to transport 844 million cubic feet per day from Harper, Iowa to a terminus near Manhattan, Illinois, which is located in the Chicago area; and 35 miles of 30-inch diameter pipe designed to transport 545 million cubic feet per day from Manhattan, Illinois to North Hayden, Indiana. Along the pipeline there are 16 compressor stations with total rated horsepower of 499,000 and measurement facilities to support the receipt and delivery of gas at various points. Other facilities include four field offices and a communication system.

PROJECT 2000

     We recently completed Project 2000, which extended our pipeline system into Indiana. Project 2000 gives shippers access to industrial natural gas consumers in northern Indiana through an interconnect with Northern Indiana Public Service Company, a major Midwest local distribution company at the terminus near North Hayden, Indiana, and provides 545 million cubic feet per day of transportation capacity. Project 2000 also expands our delivery capability into the Chicago area by approximately 30%. Capital expenditures for Project 2000 are anticipated to be approximately $70 million. The Project 2000 facilities include 34 miles of 30-inch diameter pipe, one 13,000 horsepower electric-powered compressor station in Illinois and additional horsepower at two Iowa compressor stations.

TARIFF

     We transport gas for shippers under a tariff regulated by the FERC. The tariff specifies the amounts to be paid by shippers and the general terms and conditions of transportation service on our pipeline system. Our revenues are derived from agreements for the receipt and delivery of gas at points along our pipeline system as specified in each shipper's individual transportation contract. We do not own the gas that we transport, and therefore we do not assume the related natural gas commodity risk.

     In December 2000, the FERC approved the settlement of our 1999 rate case. One of the important elements of the settlement was the conversion of our form of tariff from cost of service to stated rates based on a straight-fixed variable rate design. Under the former cost of service tariff, the firm transportation shippers contracted to pay for a proportionate share of our pipeline system's cost of service, regardless of the amount of natural gas they actually transported. In addition, we could not charge or collect more than the cost of service. Under our new form of tariff, shippers pay us on the basis of stated transportation rates. Under the new tariff, approximately 98% of the agreed upon revenue level is attributed to demand charges. The firm shippers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they actually transport, for the term of their contracts. The remaining 2% of the agreed upon revenue level is attributed to the commodity charge based on the volumes of gas actually transported. On a per unit of transportation basis, the rates under the new tariff are approximately equal to the cost of service on a per unit basis charged prior to December 1, 1999. The settlement also provides that neither we nor our existing shippers can seek changes in our base rates until November 1, 2005, at which time we must file a new rate case. Prior to the new rate case, we will not be permitted to increase rates if our costs increase, nor will we be required to reduce rates based on cost savings. Our earnings and cash flow will depend on our future costs, contracted capacity, the volumes of gas transported and our ability to recontract capacity at acceptable rates.

OUR STRUCTURE AND OPERATIONS

     We are a general partnership formed in 1978. Our general partners are Northern Border Partners, L.P. and TC PipeLines, LP, both of which are publicly traded partnerships. Each of Northern Border Partners and TC PipeLines holds its interest, 70% and 30% of voting power, respectively, through a subsidiary limited partnership. Our management is overseen by a four-member management committee. Northern Border Partners controls 70% of the voting power of the management committee and designates three members. TC PipeLines controls 30% of the voting power of the management committee and designates one member.

     Under our partnership agreement, voting power on the management committee is presently allocated among Northern Border Partners' three representatives in proportion to their general partner interests in Northern Border Partners. As a result, the 70% voting power of Northern Border Partners' three representatives on the management committee is allocated as follows: 35% to Northern Plains Natural Gas Company, 22.75% to Pan Border Gas Company and 12.25% to Northwest Border Pipeline Company. Each of Northern Plains, Pan Border and Northwest Border has the right to select one member of the management committee. Northern Plains and Pan Border are subsidiaries of Enron Corp. Therefore, Enron controls 57.75% of the voting power of the management committee and has the right to select two of the members of the management committee. Northwest Border is a subsidiary of The Williams Companies, Inc.

     Our pipeline system is operated by Northern Plains under an operating agreement. As of December 31, 2000, Northern Plains employed approximately 200 individuals located at its headquarters in Omaha, Nebraska and at locations along the pipeline route. Northern Plains' employees are not represented by any labor union and are not covered by any collective bargaining agreements.

     Our principal executive offices are located at 1111 South 103rd Street, Omaha, Nebraska 68124. Our telephone number is (402) 378-7700.

RELATIONSHIPS WITH ENRON AND RECENT DEVELOPMENTS INVOLVING ENRON

     There have been several recent developments involving Enron that could have an impact on us. The trading prices for Enron's common stock have experienced substantial declines during 2001, and multiple class action lawsuits have been filed against Enron alleging violations of securities laws. On October 16, 2001, Enron announced a loss for the quarter ended September 30, 2001 due in part to the early termination of certain structured finance arrangements with a related entity. In connection with the early termination, Enron's shareholders' equity was reduced by approximately $1.2 billion. Enron also announced the commencement of an investigation by the SEC with respect to the related party transactions, and appointed a special committee of directors to examine and take appropriate action with respect to such transactions.

     On November 8, 2001, Enron filed with the SEC a current report on Form 8-K that reported that Enron will restate its financial statements for 1997 through 2000 and for the first two quarters of 2001. Enron's filing indicated that the restatements would have no material impact on its shareholders' equity at September 30, 2001. On November 9, 2001, Enron announced that it had entered into a merger agreement with Dynegy Inc. ("Dynegy"), a Houston-based energy trading and power company. Enron stated that, upon consummation of the proposed merger, its shareholders will receive shares in a combined company to be called Dynegy Inc. The announcement stated that Dynegy will make an immediate equity infusion into Enron in the amount of $1.5 billion.

     Some of the recent events have resulted in the downgrading of the obligations of Enron and certain of its subsidiaries by credit rating agencies. For example, Moody's Investors Service downgraded the senior unsecured debt ratings of Enron to Baa3 and Standard & Poor's lowered its long-term corporate credit rating on Enron to BBB-. We note that Enron's senior debt continues to be rated investment grade by the major rating agencies.

     We have a number of relationships with Enron and its subsidiaries. Through Enron's ownership of two of the general partners of Northern Border Intermediate Limited Partnership, which holds a 70% general partner interest in us, Enron is able to elect members with a majority of the voting power on our management committee. Northern Plains Natural Gas Company, a wholly-owned subsidiary of Enron, provides operating and administrative services for us. Certain of the services are provided through subsidiaries of Enron. Enron North America Corp. ("ENA"), a wholly-owned subsidiary of Enron, is one of our firm shippers and is obligated as of September 30, 2001, to pay for 6.3% of our capacity, consisting of (i) approximately 2.4% of our capacity, equating to approximately $8 million in annual revenues, representing firm demand contracts, and (ii) approximately 3.9% of our capacity, equating to approximately $12 million in annual revenues, representing temporary capacity releases from other shippers who would be responsible for payment in the event of a default in payment by ENA. We could be adversely affected if Enron or any of its subsidiaries were to fail to perform its contractual obligations under contracts with us.

     We plan to continue to assess the impact of developments involving Enron on our existing agreements and relationships with Enron and its subsidiaries.

                         SUMMARY OF THE EXCHANGE OFFER

     On September 17, 2001, we completed a private offering of $250 million of the outstanding notes.

     We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use our reasonable best efforts to ensure that the registration statement registering new notes, of which this prospectus forms a part, becomes effective no later than 180 days after September 17, 2001. You are entitled to exchange in the exchange offer your outstanding notes for new notes with substantially identical terms.

     You should read the discussion under the headings "-- Summary of the Terms of the New Notes" beginning on page 7 and "Description of the New Notes" beginning on page 20 for further information regarding the new notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 12 for further information regarding the exchange offer and resale of the new notes.

Securities to be Exchanged....   On September 17, 2001, we issued $250 million
                                 aggregate principal amount of outstanding notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the new notes and the outstanding notes are substantially the same in all material respects, except that: (1) the new notes will be freely transferable by the holders except as otherwise provided in this prospectus; (2) holders of new notes will have no registration rights; and (3) the new notes will contain no provisions for an increase in their stated interest rate.

The Exchange Offer............   We are offering to exchange up to $250 million
                                 aggregate principal amount of new notes for up to $250 million aggregate principal amount of outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.
                                 The new notes will evidence the same debt as the outstanding notes, and the new notes will be governed by the same indenture.

Resale........................   We believe that the new notes issued in the
                                 exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                 - the new notes are being acquired in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours.

                                 If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against any such liability.

                                 Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in the exchange offer.

Record Date...................   We mailed this prospectus and the related
                                 exchange offer documents to registered holders
                                 of outstanding notes on           , 2001.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 200 , or
                                 such later date and time to which we extend it.

Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 notes at any time prior to 5:00 p.m., New York
                                 City time, on the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The
                                 Exchange Offer -- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer, any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section "The Exchange Offer -- Conditions to the Exchange Offer" on page 18 for more information regarding the conditions to the exchange offer.

Procedures for Tendering
Outstanding Notes.............   If your outstanding notes are held through The
                                 Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any new notes that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in the distribution of the new notes;

                                 - if you are not a broker-dealer, you are not
                                   engaged in and do not intend to engage in the distribution of the new notes;

                                 - if you are a broker-dealer that will receive
                                   new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

                                 We will accept for exchange any and all
                                 existing notes that are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. Please read "The Exchange
                                 Offer -- Acceptance of Outstanding Notes for
                                 Exchange."

Effect of Not Tendering.......   Outstanding notes that are not tendered or that
                                 are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration of such outstanding notes under the Securities
                                 Act.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of such book-entry interests or you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such book-entry interest or outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding notes
                                 and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in
                                 "The Exchange Offer -- Procedures for Tendering
                                 Outstanding Notes -- Guaranteed Delivery" beginning on page 16.

Registration Rights
Agreements....................   We sold the outstanding notes on September 17,
                                 2001 to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. In connection with this sale, we entered into a registration rights agreement with the initial purchasers that granted the holders of the outstanding notes exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new notes.

U.S. Federal Income Tax
Considerations................   The exchange of outstanding notes for new notes
                                 in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
                                 Please read "U.S. Federal Tax Considerations" on page 31.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of new notes.

Exchange Agent................   We have appointed Bank One Trust Company, N.A.,
                                 as the exchange agent for the exchange offer.
                                 The mailing address and telephone number of the exchange agent are 1 Bank One Plaza, Mail Code
                                 IL1-0126, Chicago, Illinois 60670-0126, phone:
                                 (800) 524-9472. Please read "The Exchange
                                 Offer -- Exchange Agent."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

New Notes Offered.............   $250 million principal amount of 7.50% Senior
                                 Notes due 2021, Series A.

Interest Rate.................   7.50% per annum, commencing September 17, 2001.

Interest Payment Dates........   Interest will be paid on April 1 and October 1
                                 of each year, beginning April 1, 2002.

Maturity......................   September 15, 2021.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ratings.......................   We have obtained the following ratings on the
                                 notes: A3 by Moody's Investors Service, Inc.,
                                 A- by Standard & Poor's Ratings Services and A-by Fitch IBCA. We have obtained these ratings with the understanding that the rating agencies will continue to monitor our credit ratings, and will make future adjustments when they feel it is necessary. A rating reflects only the view of a rating agency. It is not a recommendation to buy, sell or hold the notes.
                                 Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant such a change.

Ranking.......................   The new notes will be senior unsecured and
                                 unsubordinated obligations and will rank equally with all of our other existing and future senior and unsubordinated indebtedness.

                                 The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the notes.

Certain Covenants and Events
of Default....................   We will issue the new notes under an indenture
                                 with Bank One Trust Company, N.A., as trustee.
                                 The indenture includes material financial covenants, including:

                                 - limitations on liens; and

                                 - limitations on sale-leaseback transactions.

                                 The indenture provides for events of default, including default on certain other indebtedness

Optional Redemption...........   Upon 30 days' notification to noteholders, we
                                 may redeem the new notes. Redemption of the new notes can be in whole, at any time, or in part, from time to time prior to maturity, at a redemption price that includes accrued interest and a make-whole premium.

Form and Denomination.........   The new notes will be represented by one or
                                 more global notes. The global notes will be deposited with Bank One Trust Company, as custodian for DTC.

                                 Initially, you will not receive new notes in certificated form. However, subject to the provisions of the indenture described under the heading "Description of the New
                                 Notes -- Depositary Procedures," you may elect to receive certificated notes.

                                 The global notes will be shown on, and
                                 transfers of such notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

                                 Notes issued or transferred will be in minimum principal amounts of $1,000 and multiples thereof.

Same-Day Settlement...........   The new notes will trade in DTC's Same-Day
                                 Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the notes will be settled in immediately available funds.

Trustee, Registrar and
Transfer Agent................   Bank One Trust Company.

Governing Law.................   The new notes and the indenture relating to the
                                 new notes will be governed by, and construed in accordance with, the laws of the State of New
                                 York.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in exchange for the outstanding notes. We are making this exchange solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new notes, we will receive outstanding notes in aggregate principal amount equal to the aggregate principal amount of the new notes.

                                 CAPITALIZATION

     The following table sets forth our capitalization on September 30, 2001. This table is derived from and should be read in conjunction with our financial statements and related notes, which are incorporated by reference in this prospectus.

                                                              SEPTEMBER 30, 2001
                                                              ------------------
                                                                (IN THOUSANDS)
Long-term debt:
  Senior Notes -- average 8.53%, due from 2002 to 2003......      $  143,000
  Credit agreement..........................................         289,000
  7.75% Senior Notes due 2009...............................         200,000
  7.50% Senior Notes due 2021...............................         250,000
  Unamortized debt discount.................................          (1,366)
                                                                  ----------
          Total long-term debt..............................         880,634
Accumulated other comprehensive income......................           5,908
Partners' capital...........................................         825,258
                                                                  ----------
          Total capitalization..............................      $1,711,800
                                                                  ==========

                            SELECTED FINANCIAL DATA

     The summary financial information as of and for the years ended December 31, 2000, 1999, 1998, 1997, and 1996 is derived from our audited financial statements, and the summary financial information as of and for the six months ended June 30, 2001 is derived from our unaudited financial statements. You should read our historical financial statements and notes that are incorporated by reference in this prospectus for additional information about our financial results.

                              SIX MONTHS
                                 ENDED                        YEAR ENDED DECEMBER 31,
                               JUNE 30,     ------------------------------------------------------------
                                 2001          2000         1999         1998         1997        1996
                              -----------   ----------   ----------   ----------   ----------   --------
                              (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT OPERATING DATA)
INCOME STATEMENT DATA:
  Operating revenues, net...  $  153,990    $  311,022   $  298,347   $  196,600   $  186,050   $201,943
  Operations and
     maintenance............      17,538        41,548       38,708       29,447       28,522     26,974
  Depreciation and
     amortization...........      28,693        57,328       51,908       40,989       38,708     46,979
  Taxes other than income...      10,735        27,979       30,320       21,381       22,393     24,390
  Regulatory credit.........          --            --           --       (8,878)          --         --
                              ----------    ----------   ----------   ----------   ----------   --------
          Operating
            income..........      97,024       184,167      177,411      113,661       96,427    103,600
  Interest expense, net.....      28,771        65,161       60,214       25,541       29,360     32,670
  Other income (expense)....        (732)        8,058        1,363       12,111        5,705      2,913
                              ----------    ----------   ----------   ----------   ----------   --------
          Net income to
            partners........  $   67,521    $  127,064   $  118,560   $  100,231   $   72,772   $ 73,843
                              ==========    ==========   ==========   ==========   ==========   ========
CASH FLOW DATA:
  Net cash provided by
     operating activities...  $   89,876    $  175,967   $  171,466   $  103,777   $  115,328   $136,808
  Capital expenditures......      15,637        15,523      101,678      651,169      152,070     18,597
  Distributions to
     partners...............      69,870       134,904      127,163       61,205       99,322    102,845
BALANCE SHEET DATA (AT
  PERIOD END):
  Property, plant and
     equipment, net.........  $1,674,651    $1,686,992   $1,731,394   $1,714,523   $1,100,890   $937,859
  Total assets..............   1,744,192     1,768,505    1,796,691    1,790,889    1,147,120    974,137
  Long-term debt, including
     current maturities.....     857,208       863,267      900,459      862,000      459,000    377,500
  Partners' capital.........     824,646       826,995      834,835      843,438      581,412    526,962
OPERATING DATA (UNAUDITED):
  Natural gas delivered
     (millions of cubic
     feet)..................     416,278       852,674      834,883      608,187      621,262    630,148
  Average throughput
     (millions of cubic feet
     per day)...............       2,367         2,400        2,353        1,706        1,735      1,755

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                         SIX
                                                        MONTHS
                                                        ENDED         YEAR ENDED DECEMBER 31,
                                                       JUNE 30,   --------------------------------
                                                         2001     2000   1999   1998   1997   1996
                                                       --------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges...................    3.3      2.9    3.0    3.2    3.2    3.2

     For these ratios, "earnings" means the sum of:

          - pre-tax income from continuing operations; and

          - fixed charges.

     The term "fixed charges" means the sum of:

          - interest expensed and capitalized;

          - amortized premiums, discounts and capitalized expenses related to indebtedness; and

          - an estimate of the interest within rental expenses.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     An aggregate of $250 million principal amount of outstanding notes are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for outstanding notes is $250 million. The terms of the new notes and the outstanding notes are substantially the same in all material respects, except that the new notes will be freely transferable by the holders, other than as provided in this prospectus.

     The new notes will bear interest at a rate of 7.50% per year, payable semiannually on April 1 and October 1 of each year, beginning on April 1, 2002. Holders of new notes will receive interest from the date of the original issuance of the outstanding notes, or from the date of the last payment of interest on the outstanding notes, whichever is later. Holders of new notes will not receive any interest on outstanding notes tendered and accepted for exchange. In order to exchange your outstanding notes for transferable new notes in the exchange offer, you will be required to make the following representations:

     - any new notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding notes not already accepted if any conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your outstanding notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
          , 200 , the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer; and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all outstanding notes tendered, regardless of when or in what order the outstanding notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of outstanding notes who have tendered their outstanding notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are acquiring new notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the new notes.

     If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

     - you cannot rely on those interpretations by the SEC staff; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new notes only as specifically set forth in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Under our registration rights agreement, we are required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE

     We will accept for exchange outstanding notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the later of: (1) the expiration date of the exchange offer; and (2) the satisfaction or waiver of the conditions specified below under "-- Conditions to the Exchange Offer." We will not accept outstanding notes for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of outstanding notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes, or defectively tendered outstanding notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of outstanding notes accepted for exchange after the exchange agent receives the new notes.

     If for any reason, we delay acceptance for exchange of validly tendered outstanding notes or we are unable to accept for exchange validly tendered outstanding notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Withdrawal of Tenders" and "-- Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered outstanding notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding notes than those that are tendered, certificates evidencing outstanding notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Outstanding Notes -- Book-Entry Transfer," such outstanding notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding notes other than as described in "-- Transfer Taxes" or in Instruction 6 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding notes should contact such registered holder promptly and instruct such registered holder to tender outstanding notes on such beneficial owner's behalf.

     Tender of Outstanding Notes Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that they have received and agrees to be bound by the notice of guaranteed delivery.

     Tender of Outstanding Notes Held in Physical Form. For a holder to validly tender outstanding notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered outstanding notes at such address, or such outstanding notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the outstanding notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing as the owner of those outstanding notes, or if any outstanding notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Registration Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the outstanding notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing as the owner of the outstanding notes may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

     Guaranteed Delivery.  If you wish to tender your outstanding notes and:

     - certificates representing your outstanding notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if each of the following are complied with:

          (1) your tender is made by or through an eligible institution;

          (2) on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

             (a) set forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

             (b) state that the tender is being made thereby; and

             (c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

          (3) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. New notes will be issued in exchange for outstanding notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your outstanding notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of outstanding notes must be cured within the time we determine, unless waived by us. Tenders of outstanding notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn; and

     - identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding notes so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

     - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of outstanding notes pursuant to the exchange offer. If, however:

     - delivery of the new notes and/or certificates for outstanding notes for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding notes tendered;

     - tendered certificates for outstanding notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes.

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

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding notes:

     - as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the memorandum distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the new notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender outstanding notes in the exchange offer for the purpose of participating in a distribution of the new notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

EXCHANGE AGENT

     Bank One Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                          Bank One Trust Company, N.A.
                                1 Bank One Plaza
                               Mail Code IL1-0126
                          Chicago, Illinois 60670-0126

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

                          DESCRIPTION OF THE NEW NOTES

     We will issue the new notes under an indenture dated September 17, 2001, between us and Bank One Trust Company, N.A., as trustee. The outstanding notes were also issued under the indenture. The terms of the outstanding notes are identical in all material respects to the terms of the new notes, except that the outstanding notes contain terms with respect to transfer restrictions (and therefore are not freely tradeable) and adjustments in the interest rate.

     The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available at the offices of the trustee.

THE NOTES

     The notes:

     - are general unsecured obligations;

     - rank equally with all of our other existing and future senior, unsecured and unsubordinated debt;

     - rank senior to all of our future subordinated debt; and

     - are non-recourse to our general partners. Please read "-- No Personal Liability."

     Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "-- Discharge and Defeasance."

PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on September 15, 2021. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue at the rate of 7.50% per year;

     - be payable semiannually on each April 1 and October 1, commencing April 1, 2002;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant March 15 and September 15 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option at any time or from time to time upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to their maturity, at a redemption price equal to:

     - the principal amount of the notes being redeemed; plus

     - accrued and unpaid interest thereon, if any, to the redemption date; plus

     - a make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

     The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

          (1) the sum of the present values, calculated as of the redemption date, of:

        - each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued and unpaid interest for the period prior to the redemption date); and

        - the principal amount that, but for such redemption, would have been payable at the final maturity of the note being redeemed; over

          (2) the principal amount of the note being redeemed.

     The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus 35 basis points. The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banker at least 45 days prior to the redemption date, or if the independent investment banker we appoint is unwilling or unable to make the calculation, the calculation will be made by Banc of America Securities LLC. If Banc of America Securities LLC is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

     For purposes of determining the make-whole premium, comparable treasury yield means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release. If the H.15 statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banker selected in the manner described in the second preceding paragraph.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $1,000 or less in original principal amount shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

METHOD OF PAYMENT

     The notes require that payment in respect of the global notes be made by wire transfer of immediately available funds to the accounts specified by the holders of the notes. If no such account is specified, we may choose to make payment at the office of the trustee or by mailing a check to the holder's registered address.

CERTAIN COVENANTS

     The indenture will not limit the amount of indebtedness or other obligations that we may incur and will not contain provisions that would give you as a holder of the notes the right to require us to repurchase your notes in the event of a decline in the credit rating of our debt securities or upon a change of control. The indenture will contain covenants including, among others, the following:

          Limitation on Liens. We will not, and will not permit any of our Subsidiaries (as defined below under "-- Certain Definitions") to, issue, create, assume or guarantee any indebtedness for borrowed money secured by a lien upon any of our Property (as defined below under "-- Certain Definitions") or the Property of any Subsidiary or upon any equity interests in or indebtedness of any Subsidiary that owns or leases any Property (whether such Property, equity interests or indebtedness is now existing or owned or subsequently created or acquired) without effectively providing that the notes will be secured equally and ratably with or prior to such secured debt until such time as such debt is no longer secured by a lien.

          The foregoing restriction will not require us to secure the notes if the liens consist of either Permitted Liens (as defined below under "-- Certain Definitions") or if the indebtedness secured by these liens is exempted indebtedness (as described below).

          Limitation on Sale-Leaseback Transactions. We will not, and will not permit any of our Subsidiaries to, enter into any Sale-Leaseback Transaction (as defined below under "-- Certain Definitions") with respect to any Property unless:

        - we or our Subsidiary, as the case may be, would be entitled, pursuant to the provisions of the indenture, to incur indebtedness secured by a lien on the Property involved in such transaction at least equal in amount to the Attributable Indebtedness (as defined below under "-- Certain Definitions") with respect to that Sale-Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described above in "-- Limitation on Liens;")

        - within one year after the effective date of such transaction, we or our Subsidiary applies an amount equal to not less than the Attributable Indebtedness of such Sale-Leaseback Transaction either
          (1) to the voluntary defeasance or the repayment, redemption or retirement of the notes or other indebtedness for borrowed money of ours or any of our Subsidiaries that matures more than one year after the creation of such indebtedness; or (2) to the acquisition, construction, development or improvement of any Property used or useful; or (3) any combination of applications referred to in (1) and (2) above.

          Exempted Indebtedness. Notwithstanding the foregoing limitations on liens and Sale-Leaseback Transactions, we and our Subsidiaries may issue, incur, create, assume, or guarantee indebtedness secured by a lien (other than a Permitted Lien (as defined below under "-- Certain Definitions")) without securing the notes, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such indebtedness and the Attributable Indebtedness of all such Sale-Leaseback Transactions then in existence, in each case not otherwise permitted in the preceding three paragraphs, does not at the time incurred exceed 10% of our Consolidated Net Tangible Assets (as defined below under "-- Certain Definitions").

          Payments for Consent. We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration whether by way of fee, interest or otherwise to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waiver or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

          Reports. So long as any notes are outstanding and pursuant to Section 314(a) of the Trust Indenture Act, we will:

             (1) for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we may be required to file with the SEC pursuant to the Exchange Act; or

             (2) if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee and the SEC any supplementary and periodic information, documents and reports which may be required pursuant to the Exchange Act, in accordance with rules and regulations prescribed from time to time by the SEC in respect of a security listed and registered on a national securities exchange.

     For so long as any notes remain outstanding, we will make information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act available to securities analysts, investors and prospective investors upon request.

MERGER, AMALGAMATION, CONSOLIDATION AND SALE OF ASSETS

     We will not merge, amalgamate or consolidate with or into any other entity or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions, except pursuant to Section 14 of our partnership agreement (provided that such successor complies with the provisions of the indenture and executes a supplemental indenture), and unless:

     - either we are the surviving entity, or the surviving entity:

      - is an entity organized under the laws of the United States, a state thereof or the District of Columbia, or Canada or a province thereof; and

      - expressly assumes by supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, liquidated damages, if any, and interest on all of the notes, and the due and punctual performance or observance of all the other covenants and conditions of the indenture to be performed or observed by us;

     - immediately before and immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing; and

     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that:

      - the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and all other conditions precedent to the transaction have been complied with.

     Notwithstanding the foregoing, any successor must comply with the terms of the indenture, including the requirement that the successor execute and deliver a supplemental indenture.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture, will mean any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other term, covenant or warranty in the indenture that continues for 90 days after being given written notice;

     - default by us or any of our Subsidiaries in the payment at the final maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $25 million or more, or acceleration of any indebtedness of $25 million or more so that it becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice to us in accordance with the indenture; or

     - certain events of bankruptcy, insolvency or reorganization.

     The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default occurs and continues, other than certain events of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the entire principal of all the outstanding notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer to the trustee indemnity satisfactory to the trustee. If they provide this indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

     Subject to certain exceptions specified in the indenture and the notes, the indenture or the notes may be amended or supplemented, and any existing default or compliance with any provision of the indenture or the notes may be waived, with the consent of the holders of at least a majority in principal amount of the then outstanding notes. Without the consent of each holder affected, an amendment, supplement or waiver under the indenture or the notes may not (with respect to the notes held by a nonconsenting note holder):

     - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes;

     - reduce the principal of or change the fixed maturity of any note or alter or waive in any manner that adversely affects the rights of any holder of notes any of the provisions with respect to the redemption of the notes;

     - reduce the rate of or change the time for payment of interest, including default interest, on any note;

     - waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

     - make any note payable in money other than that stated in the notes;

     - make any change that adversely affects the rights of any holder of notes in the provisions of the indenture relating to waivers of past defaults or make any change to the rights of holders of notes to receive payments of principal of or interest on the notes;

     - waive a redemption payment with respect to any note;

     - impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on the notes, except as specifically limited in the indenture; or

     - make any change in the foregoing amendment and waiver provisions.

CERTAIN DEFINITIONS

     As used in the foregoing description of certain covenants by which we are bound pursuant to the indenture, the following terms have the following meanings:

          "Attributable Indebtedness" means with respect to a Sale-Leaseback Transaction involving pipeline assets, at the time of determination, either: (i) the lesser of (a) the fair market value (as determined in good faith by our management committee) of such pipeline assets; or (b) the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee's option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per year borne by the notes compounded semiannually; or (ii) if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capital lease obligation (as defined in the indenture) for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee required to the paid by the lessee. For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

          "Consolidated Net Tangible Assets" means, at any date of determination, the aggregate amount of total assets included on our most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting:

        - all current liabilities reflected in such balance sheet; and

        - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

          "Permitted Liens" include:

        - liens existing at or provided for under the terms of agreements existing on the date of the initial issuance of the notes;

        - liens on property, shares of stock, indebtedness or other assets of any person (which is not a Subsidiary) existing at the time such person is merged into or consolidated with or into us or any of our Subsidiaries, provided that such liens are not incurred in anticipation of such person becoming a Subsidiary or liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;

        - liens on property, shares of stock, indebtedness for borrowed money or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries, or liens thereon to secure the payment of all or any part of the purchase price thereof;

        - liens on property, shares of stock, indebtedness for borrowed money or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 24 months after, the latest of the acquisition thereof, and, in the case of property, the completion of construction, the completion of development or improvements or the commencement of commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such development or improvements;

        - liens to secure indebtedness owing to us or our Subsidiaries;

        - liens on property to secure all or part of the cost of acquiring, constructing, altering, improving, developing or repairing any property or asset, or improvements used in connection with that property or liens incurred by us or any of our Subsidiaries to provide funds for any such activities;

        - liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or improving the property subject to such liens;

        - liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

        - liens contemplated by Section 7.07 of the indenture;

        - liens deemed to exist by reason of negative pledges in respect of indebtedness; and

        - liens to secure any refinancing, refunding, extension, renewal or replacement of any lien referred to in the bullet points above; provided, however, that any liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom.

          "Property" means any right or interest of ours or any of our Subsidiaries in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

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

          "Sale-Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Property, which Property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:

        - any such transaction involving a lease for a term of not more than two years;

        - any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries; or

        - any such transaction executed by the time of or within twelve months after the latest of the acquisition, the completion of construction, development or improvement or the commencement of commercial operation of our pipeline system assets subject to such leasing transaction.

          "Subsidiary" of any person means:

        - any person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof;

        - in the case of a partnership, any person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person; or

        - any other person in which such person or one or more of the Subsidiaries of that person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

NO PERSONAL LIABILITY

     None of our management committee members, our general partners, our operator or our general partners' and operator's directors, officers, employees, incorporators or stockholders, if any, shall have any liability for any of our obligations under the notes or the indenture (or any supplement thereto) or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

DISCHARGE AND DEFEASANCE

     We will be discharged from certain of our obligations on the notes at any time if we deposit with the trustee sufficient cash or non-callable government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes. In addition, we will be released from our obligations to comply with the covenant in the indentures to provide reports and from restrictions in the indentures on our ability to merge, consolidate or sell all or substantially all of our assets, and the limitations in the indenture on liens and sale and leaseback transactions if we irrevocably deposit with the trustee, in trust, cash or government securities to pay the principal, interest, premium, if any, and any other sums due to the stated maturity date or applicable redemption date of the notes and we comply with certain other conditions. If this happens, our failure to comply with the covenants and restrictions described in the preceding sentence will not constitute a default or event of default in respect of the notes, and the only remaining events of default under the indenture will be the failure to pay principal, premium, if any, and interest due under the notes.

     Under federal income tax law as of the date of this prospectus, a discharge described in the preceding paragraph may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

     In addition, we may terminate our obligations under the notes, other than our obligation to pay the principal of, premium, if any, and accrued and unpaid interest on such notes and certain other obligations, provided that we either:

          (1) deliver all outstanding notes (other than notes for which payment amounts have been deposited with the trustee as described in the second preceding paragraph) to the trustee for cancellation; or

          (2) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this clause (2) we have deposited with the trustee in trust an amount of money sufficient to pay and disclose the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

TRANSFER AND EXCHANGE

     The notes will be issued in registered form and may be transferred or exchanged only in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

     Bank One Trust Company will serve as trustee under the indenture. We have appointed the trustee to serve as the paying agent and registrar for the notes. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign. We currently, and certain of our affiliates may, have banking relationships with the trustee.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Generally, the notes will be issued in the form of global notes registered in the name of DTC or its nominee.

     Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "Depositary Procedures -- Certificated Notes." Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture. Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

     Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Initially, the trustee will act as paying agent and registrar for the notes.

DEPOSITARY PROCEDURES

     DTC will act as securities depositary for the notes in book-entry form. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants, eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, securities brokers and dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the global notes, DTC will credit the accounts of the designated participants with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see "-- Certificated Notes."

     Under the terms of the indenture, the trustee and we will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Payments in respect of the principal and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (a) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes or
(b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practices for payments of principal, interest, and the like with respect to securities such as the notes is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither the trustee nor we will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and the trustee and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its participants) for certificated notes, and to distribute such certificated forms of notes to its participants.

     Although we believe DTC will agree to the foregoing procedures to facilitate transfers of interests in the notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor we shall have any responsibility for the performance or nonperformance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

     Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (a) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (b) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture, or (c) DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act, and we do not replace DTC within 120 days, then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

     Neither the trustee nor we will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and the trustee and we may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

     Same-Day Settlement and Payment. The indenture requires that payments in respect of the notes represented by the global note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

MEETINGS

     The indenture contains provisions describing how meetings of the holders of notes may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding notes. A notice of the meeting must always be given in the manner described under "-- Notices" below. Generally speaking, any resolution presented at a meeting of the holders of a series of notes may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of the notes. In that case, the holders of outstanding notes of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of notes in accordance with the indenture will be binding on all holders of notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be an aggregate principal amount sufficient to take action upon the matter for which the meeting was called.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they appear in the security register.

                        U.S. FEDERAL TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchase the notes from us and who hold these notes as capital assets under
Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We will treat the notes as indebtedness for federal income tax purposes, and the following discussion assumes that this treatment is correct.

PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

     For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate or certain electing trusts in existence as of August 28, 1996, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

     Taxation of Interest. If you are a U.S. holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of the notes, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

     The gain or loss you recognize on the sale, exchange or retirement of the notes generally will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you hold the notes for more than one year.

Long-term capital gains of individuals, estates and trusts currently are subject to a maximum federal tax rate of 20%, or 18% if you hold the notes for more than five years. The deductibility of capital losses by U.S. holders is subject to limitation.

     To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read "-- Taxation of Interest" above.

     Exchange Offer. You will not recognize any taxable gain or loss on the exchange of the notes for exchange notes pursuant to the exchange offer, and your tax basis and holding period in the exchange notes will be the same as in the notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of a note that is not a U.S. holder.

     Taxation of Interest. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States, and you:

     - do not actually or constructively own 10% or more of the total combined voting power of our capital or profits interests;

     - are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

     - are not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code; and

     - satisfy the requirements of Sections 871(h) or 881(c) of the Internal Revenue Code, as described below under "-- Owner Statement Requirement."

     If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty and you provide us with a properly completed and executed IRS Form W-8 BEN, as provided for in the Treasury Regulations.

     Sale, Exchange or Retirement of the Notes. Any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a note generally will be exempt from U.S. federal income and withholding tax, provided that:

     - the gain is not effectively connected with your conduct of a trade or business within the United States; and

     - if you are an individual, you are not present in the United States for 183 days or more during the taxable year.

     Effectively Connected Income. If the interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the United States, you will be exempt from the withholding tax previously discussed if an appropriate statement is furnished, but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty and provide us with a properly completed and executed Form W-8 BEN, as provided for in the Treasury Regulations.

     Federal Estate Taxes. A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death, provided that the individual does not actually or constructively own 10% or more of our capital or profits interests and that the interest accrued on the notes was not effectively connected with that holder's conduct of a trade or business within the United States.

     Owner Statement Requirement. Sections 871(h) and 881(c) of the Internal Revenue Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds a note on behalf of a non-U.S. holder files a statement with us or our agent to the effect that the non-U.S. holder is not a U.S. person in order to avoid withholding of the U.S. federal income tax. Under current regulations, this requirement will be satisfied if we or our agent receives:

     - a statement (an "owner statement") from the beneficial owner of a note in which that owner certifies, under penalties of perjury, that the owner is not a U.S. person and provides such owner's name and address; or

     - a statement from the financial institution holding the note on behalf of the beneficial owner in which the financial institution certifies, under penalties of perjury, that it has received the owner statement, together with a copy of it.

     Generally, this statement is made on IRS Form W-8 BEN. The beneficial owner must inform us or our agent (or, in the case of a statement described in the second bullet point of the immediately preceding sentence, the financial institution) within 30 days of any change in information on the owner statement. A non-U.S. holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have additional reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partnership (or trust) will be required to provide the statement from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, where required, report to you and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to those payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding with respect to payments of interest made on a note, or proceeds of the disposition of a note before maturity, unless the U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption and otherwise complies with applicable requirements of the information reporting and backup withholding rules. The backup withholding rate is currently 30.5% and will be reduced to 30% for amounts paid after December 31, 2001.

     In the case of payments of interest to non-U.S. holders, current Treasury Regulations provide that the backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

     Under current Treasury Regulations, information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the United States unless the broker has documentary evidence in its file that the holder of the notes is not a U.S. person and the broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

     Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

     We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired outstanding notes directly from us; or

     - a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes.

     If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Exchange Terms" and "-- Procedures for Tendering Outstanding Notes -- Other Matters" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes. Please read "The Exchange Offer -- Resale of New Notes."

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                                 LEGAL MATTERS

     Vinson & Elkins L.L.P. will pass upon certain legal matters with respect to the notes.

                                    EXPERTS

     The consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. The registration statement of which this prospectus forms a part and these reports and other information can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, information statements and other information regarding issuers that file electronically. Our SEC filings are also available on this web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:

     - our annual report on Form 10-K for the year ended December 31, 2000; and

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

           Investor Relations
           Northern Border Pipeline Company
           1111 South 103rd Street
           Omaha, Nebraska 68124
           Telephone: (877) 208-7318

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF MANAGEMENT COMMITTEE MEMBERS.

     Under the terms of the Northern Border Pipeline Company General Partnership Agreement, the registrant has agreed to indemnify the members of its management committee and any other committees established by that committee against any claims and liabilities arising out of the good faith performance by these persons of their responsibilities and obligations within the scope of their authority in the course of the registrant's business. This indemnification includes indemnification in favor of the members of the audit and compensation committee.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as exhibits to this registration statement.

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
  *3.1   Northern Border Pipeline Company General Partnership
         Agreement between Northern Plains Natural Gas Company,
         Northwest Border Pipeline Company, Pan Border Gas Company,
         TransCanada Border Pipeline Ltd. and TransCan Northern Ltd.,
         effective March 9, 1978, as amended (Exhibit 10.2 to
         Northern Border Partners, L.P.'s Registration Statement on
         Form S-1, Registration No. 33-66158 ("Form S-1")).
  *4.1   Indenture, dated as of August 17, 1999, between Northern
         Border Pipeline Company and Bank One Trust Company, NA,
         successor to The First National Bank of Chicago, as trustee
         (Exhibit 4.1 to Northern Border Pipeline Company's
         Registration Statement on Form S-4, Registration No.
         333-88577 ("Form S-4")).
   4.2   Indenture, dated September 17, 2001, between Northern Border
         Pipeline Company and Bank One Trust Company, N.A.
   4.3   Registration Rights Agreement, dated September 17, 2001,
         among Northern Border Pipeline Company, Banc of America
         Securities LLC, Banc One Capital Markets, Inc. and BMO
         Nesbitt Burns Corp., as initial purchasers.
   5.1   Opinion of Vinson & Elkins L.L.P., as to the validity of the new notes.
   8.1   Opinion of Vinson & Elkins L.L.P., as to certain tax matters
         (included in Exhibit 5.1).
 *10.1   Operating Agreement between Northern Border Pipeline Company and Northern Plains Natural Gas Company, dated February 28,
         1980 (Exhibit 10.3 to Form S-1).
 *10.2   Note Purchase Agreement between Northern Border Pipeline
         Company and the parties listed therein, dated July 15, 1992
         (Exhibit 10.6 to Form S-1).
 *10.3   Supplemental Agreement to the Note Purchase Agreement dated as of June 1, 1995 (Exhibit 10.6.1 to Northern Border
         Partners, L.P.'s Annual Report on Form 10-K for the year
         ended December 31, 1995, SEC File No. 1-12202 ("1995
         10-K")).
 *10.4   Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Gas Marketing, Inc., dated June 22, 1990 (Exhibit 10.10 to
         Form S-1).
 *10.5   Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Enron Gas Marketing, Inc. (Exhibit 10.10.1 to
         Northern Border Partners, L.P.'s Annual Report on Form 10-K
         for the year ended December 31, 1993, SEC File No. 1-12202
         ("1993 10-K")).
 *10.6   Amended Exhibit A to Northern Border Pipeline U.S. Shippers
         Service Agreement between Northern Border Pipeline Company and Enron Gas Marketing, Inc., effective November 1, 1994
         (Exhibit 10.10.2 to Northern Border Partners, L.P.'s Annual
         Report on Form 10-K for the year ended December 31, 1994,
         SEC File No. 1-12202 ("1994 10-K")).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 *10.7   Amended Exhibit A's to Northern Border Pipeline Company U.S.
         Shipper Service Agreement effective August 1, 1995 and
         November 1, 1995 (Exhibit 10.10.3 to 1995 10-K).
 *10.8   Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shipper Service Agreement effective April 1, 1998 (Exhibit
         10.10.4 to Northern Border Partners, L.P.'s Annual Report on
         Form 10-K for the year ended December 31, 1997, SEC File No.
         1-12202 ("1997 10-K")).
 *10.9   Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Western Gas Marketing Limited, as agent for TransCanada
         PipeLines Limited, dated December 15, 1980 (Exhibit 10.13 to
         Form S-1).
 *10.10  Amendment to Northern Border Pipeline Company Service
         Agreement extending the term effective November 1, 1995
         (Exhibit 10.13.1 to 1995 10-K).
 *10.11  Seventh Supplement Amending Northern Border Pipeline Company
         General Partnership Agreement (Exhibit 10.15 to Form S-1).
 *10.12  Eighth Supplement Amending Northern Border Pipeline Company
         General Partnership Agreement (Exhibit 10.15 to Form S-4).
 *10.13  Form of Conveyance, Contribution and Assumption Agreement
         among Northern Plains Natural Gas Company, Northwest Border
         Pipeline Company, Pan Border Gas Company, Northern Border
         Partners, L.P., and Northern Border Intermediate Limited
         Partnership (Exhibit 10.16 to Form S-1).
 *10.14  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Transcontinental Gas Pipe Line Corporation, dated July 14,
         1983, with Amended Exhibit A effective February 11, 1994
         (Exhibit 10.17 to 1995 10-K).
 *10.15  Form of Credit Agreement among Northern Border Pipeline
         Company, The First National Bank of Chicago, as
         Administrative Agent, The First National Bank of Chicago,
         Royal Bank of Canada, and Bank of America National Trust and
         Savings Association, as Syndication Agents, First Chicago
         Capital Markets, Inc., Royal Bank of Canada, and BancAmerica
         Securities, Inc, as Joint Arrangers and Lenders (as defined therein) dated as of June 16, 1997 (Exhibit 10(c) to
         Amendment No. 1 to Northern Border Partners, L.P.'s
         Registration Statement on Form S-3, Registration No.
         333-40601 ("Form S-3")).
 *10.16  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated October 15, 1997
         (Exhibit 10.21 to 1997 10-K).
 *10.17  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated October 15, 1997
         (Exhibit 10.22 to 1997 10-K).
 *10.18  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated August 5, 1997 with
         Amendment dated September 25, 1997 (Exhibit 10.25 to 1997
         10-K).
 *10.19  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated August 5, 1997
         (Exhibit 10.26 to 1997 10-K).
 *10.20  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited dated August 5, 1997 (Exhibit 10.28 to
         1997 10-K).
 *10.21  Northern Border Pipeline Company Agreement among Northern
         Plains Natural Gas Company, Pan Border Gas Company,
         Northwest Border Pipeline Company, TransCanada Border
         PipeLine Ltd., TransCan Northern Ltd., Northern Border
         Intermediate Limited Partnership, Northern Border Partners,
         L.P., and the Management Committee of Northern Border
         Pipeline Company, dated as of March 17, 1999 (Exhibit No.
         10.21 to Northern Border Partners, L.P.'s Annual Report on
         Form 10-K for the year ended December 31, 1998, SEC File No.
         1-12202 ("1998 10-K")).
 *10.22  Form of Contribution, Conveyance and Assumption Agreement
         among TC PipeLines, LP and certain other parties (Exhibit
         10.2 to TC PipeLines, LP's Registration Statement on Form
         S-1, Registration No. 333-69947 ("TC Form S-1")).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 *10.23  Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Western Gas Marketing extending the term
         effective April 2, 1999 (Exhibit 10.11.1 to TC Form S-1).
 *10.24  Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Enron Capital & Trade Resources Corp. effective
         November 1, 1998 (Exhibit 10.15.1 to TC Form S-1).
 *10.25  Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Enron Capital & Trade Resources Corp. effective
         April 2, 1999 (Exhibit 10.16.1 to TC Form S-1).
 *10.26  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 10, 1996, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.19 to TC Form
         S-1).
 *10.27  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.20 to TC Form
         S-1).
 *10.28  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.21 to TC Form
         S-1).
 *10.29  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.22 to TC Form
         S-1).
 *10.30  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.23 to TC Form
         S-1).
 *10.31  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Pan-Alberta Gas (U.S.) Inc., dated October 1, 1993, with
         Amended Exhibit A effective June 22, 1998 (Exhibit 10.25 to
         TC Form S-1).
 *10.32  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Pan-Alberta Gas (U.S.) Inc. (successor to Natgas U.S. Inc.), dated October 6, 1989, with Amended Exhibit A effective
         April 2, 1999 (Exhibit 10.26 to TC Form S-1).
 *10.33  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Pan-Alberta Gas (U.S.) Inc., dated October 1, 1992, with
         Amended Exhibit A effective June 22, 1998 (Exhibit 10.27 to
         TC Form S-1).
 *10.34  Project Management Agreement by and between Northern Plains
         Natural Gas Company and Enron Engineering & Construction
         Company, dated March 1, 1996 (Exhibit 10.39 to Form S-4).
 *10.35  Employment Agreement between Northern Plains Natural Gas
         Company and William R. Cordes effective June 1, 2001
         (Exhibit 10.27 to Northern Border Partners, L.P.'s Quarterly
         Report on Form 10-Q for the quarter ended June 30, 2001).
  10.36  Amendment to Employment Agreement between Northern Plains
         Natural Gas Company and William R. Cordes, effective as of
         September 25, 2001.
  10.37  Ninth Supplement Amending Northern Border Pipeline Company
         General Partnership Agreement.
  10.38  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         North America Corp., dated October 29, 2001.
  12.1   Statement re computation of ratios.
  23.1   Consent of Arthur Andersen LLP.

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
  23.2   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
  24.1   Powers of Attorney (included on signature page to the
         registration statement).
  25.1   Statement of Eligibility of Bank One Trust Company, N.A., as
         trustee, on Form T-1 with respect to the indenture between
         Northern Border Pipeline Company and Bank One Trust Company,
         N.A., as trustee, with respect to the issuance of 7.50%
         Senior Notes due 2021, Series A, by Northern Border Pipeline
         Company.
 *99.1   Northern Border Phantom Unit Plan (Exhibit 99.1 to Northern
         Border Partners, L.P.'s Amendment No. 1 to Registration
         Statement on Form S-8, Registration No. 333-66949 and
         Exhibit 99.1 to Northern Border Partners, L.P.'s
         Registration Statement on Form S-8, Registration No.
         333-72696).
  99.2   Form of Letter of Transmittal.

---------------

* Indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (d) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 13, 2001.

                                          NORTHERN BORDER PIPELINE COMPANY
                                          (A Texas General Partnership)

                                          By: Northern Plains Natural Gas
                                              Company

                                              By:   /s/ JERRY L. PETERS
                                              ----------------------------------
                                              Name: Jerry L. Peters
                                              Title:   Vice President, Finance
                                                       and Treasurer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Cordes and Jerry L. Peters, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this report has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

              /s/ WILLIAM R. CORDES                    President, Northern Plains      November 13, 2001
 ------------------------------------------------      Natural Company (functional
                William R. Cordes                    equivalent to the registrant's
                                                      principal executive officer)
                                                     and Management Committee Member


               /s/ JERRY L. PETERS                     Vice President, Finance and     November 13, 2001
 ------------------------------------------------      Treasurer, Northern Plains
                 Jerry L. Peters                           Natural Gas Company
                                                      (functional equivalent to the
                                                         registrant's principal
                                                                financial
                                                         and accounting officer)


              /s/ STANLEY C. HORTON                    Management Committee Member     November 13, 2001
 ------------------------------------------------
                Stanley C. Horton

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

<no_color>

             /s/ DENNIS J. MCCONAGHY                   Management Committee Member     November 13, 2001
 ------------------------------------------------
               Dennis J. McConaghy


             /s/ CUBA WADLINGTON, JR.                  Management Committee Member     November 13, 2001
 ------------------------------------------------
               Cuba Wadlington, Jr.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
  *3.1   Northern Border Pipeline Company General Partnership
         Agreement between Northern Plains Natural Gas Company,
         Northwest Border Pipeline Company, Pan Border Gas Company,
         TransCanada Border Pipeline Ltd. and TransCan Northern Ltd.,
         effective March 9, 1978, as amended (Exhibit 10.2 to
         Northern Border Partners, L.P.'s Registration Statement on
         Form S-1, Registration No. 33-66158 ("Form S-1")).
  *4.1   Indenture, dated as of August 17, 1999, between Northern
         Border Pipeline Company and Bank One Trust Company, NA,
         successor to The First National Bank of Chicago, as trustee
         (Exhibit 4.1 to Northern Border Pipeline Company's
         Registration Statement on Form S-4, Registration No.
         333-88577 ("Form S-4")).
   4.2   Indenture, dated September 17, 2001, between Northern Border
         Pipeline Company and Bank One Trust Company, N.A.
   4.3   Registration Rights Agreement, dated September 17, 2001,
         among Northern Border Pipeline Company, Banc of America
         Securities LLC, Banc One Capital Markets, Inc. and BMO
         Nesbitt Burns Corp., as initial purchasers.
   5.1   Opinion of Vinson & Elkins L.L.P., as to the validity of the new notes.
   8.1   Opinion of Vinson & Elkins L.L.P., as to certain tax matters
         (included in Exhibit 5.1).
 *10.1   Operating Agreement between Northern Border Pipeline Company and Northern Plains Natural Gas Company, dated February 28,
         1980 (Exhibit 10.3 to Form S-1).
 *10.2   Note Purchase Agreement between Northern Border Pipeline
         Company and the parties listed therein, dated July 15, 1992
         (Exhibit 10.6 to Form S-1).
 *10.3   Supplemental Agreement to the Note Purchase Agreement dated as of June 1, 1995 (Exhibit 10.6.1 to Northern Border
         Partners, L.P.'s Annual Report on Form 10-K for the year
         ended December 31, 1995, SEC File No. 1-12202 ("1995
         10-K")).
 *10.4   Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Gas Marketing, Inc., dated June 22, 1990 (Exhibit 10.10 to
         Form S-1).
 *10.5   Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Enron Gas Marketing, Inc. (Exhibit 10.10.1 to
         Northern Border Partners, L.P.'s Annual Report on Form 10-K
         for the year ended December 31, 1993, SEC File No. 1-12202
         ("1993 10-K")).
 *10.6   Amended Exhibit A to Northern Border Pipeline U.S. Shippers
         Service Agreement between Northern Border Pipeline Company and Enron Gas Marketing, Inc., effective November 1, 1994
         (Exhibit 10.10.2 to Northern Border Partners, L.P.'s Annual
         Report on Form 10-K for the year ended December 31, 1994,
         SEC File No. 1-12202 ("1994 10-K")).
 *10.7   Amended Exhibit A's to Northern Border Pipeline Company U.S.
         Shipper Service Agreement effective August 1, 1995 and
         November 1, 1995 (Exhibit 10.10.3 to 1995 10-K).
 *10.8   Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shipper Service Agreement effective April 1, 1998 (Exhibit
         10.10.4 to Northern Border Partners, L.P.'s Annual Report on
         Form 10-K for the year ended December 31, 1997, SEC File No.
         1-12202 ("1997 10-K")).
 *10.9   Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Western Gas Marketing Limited, as agent for TransCanada
         PipeLines Limited, dated December 15, 1980 (Exhibit 10.13 to
         Form S-1).
 *10.10  Amendment to Northern Border Pipeline Company Service
         Agreement extending the term effective November 1, 1995
         (Exhibit 10.13.1 to 1995 10-K).
 *10.11  Seventh Supplement Amending Northern Border Pipeline Company
         General Partnership Agreement (Exhibit 10.15 to Form S-1).
 *10.12  Eighth Supplement Amending Northern Border Pipeline Company
         General Partnership Agreement (Exhibit 10.15 to Form S-4).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 *10.13  Form of Conveyance, Contribution and Assumption Agreement
         among Northern Plains Natural Gas Company, Northwest Border
         Pipeline Company, Pan Border Gas Company, Northern Border
         Partners, L.P., and Northern Border Intermediate Limited
         Partnership (Exhibit 10.16 to Form S-1).
 *10.14  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Transcontinental Gas Pipe Line Corporation, dated July 14,
         1983, with Amended Exhibit A effective February 11, 1994
         (Exhibit 10.17 to 1995 10-K).
 *10.15  Form of Credit Agreement among Northern Border Pipeline
         Company, The First National Bank of Chicago, as
         Administrative Agent, The First National Bank of Chicago,
         Royal Bank of Canada, and Bank of America National Trust and
         Savings Association, as Syndication Agents, First Chicago
         Capital Markets, Inc., Royal Bank of Canada, and BancAmerica
         Securities, Inc, as Joint Arrangers and Lenders (as defined therein) dated as of June 16, 1997 (Exhibit 10(c) to
         Amendment No. 1 to Northern Border Partners, L.P.'s
         Registration Statement on Form S-3, Registration No.
         333-40601 ("Form S-3")).
 *10.16  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated October 15, 1997
         (Exhibit 10.21 to 1997 10-K).
 *10.17  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated October 15, 1997
         (Exhibit 10.22 to 1997 10-K).
 *10.18  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated August 5, 1997 with
         Amendment dated September 25, 1997 (Exhibit 10.25 to 1997
         10-K).
 *10.19  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         Capital & Trade Resources Corp. dated August 5, 1997
         (Exhibit 10.26 to 1997 10-K).
 *10.20  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited dated August 5, 1997 (Exhibit 10.28 to
         1997 10-K).
 *10.21  Northern Border Pipeline Company Agreement among Northern
         Plains Natural Gas Company, Pan Border Gas Company,
         Northwest Border Pipeline Company, TransCanada Border
         PipeLine Ltd., TransCan Northern Ltd., Northern Border
         Intermediate Limited Partnership, Northern Border Partners,
         L.P., and the Management Committee of Northern Border
         Pipeline Company, dated as of March 17, 1999 (Exhibit No.
         10.21 to Northern Border Partners, L.P.'s Annual Report on
         Form 10-K for the year ended December 31, 1998, SEC File No.
         1-12202 ("1998 10-K")).
 *10.22  Form of Contribution, Conveyance and Assumption Agreement
         among TC PipeLines, LP and certain other parties (Exhibit
         10.2 to TC PipeLines, LP's Registration Statement on Form
         S-1, Registration No. 333-69947 ("TC Form S-1")).
 *10.23  Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Western Gas Marketing extending the term
         effective April 2, 1999 (Exhibit 10.11.1 to TC Form S-1).
 *10.24  Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Enron Capital & Trade Resources Corp. effective
         November 1, 1998 (Exhibit 10.15.1 to TC Form S-1).
 *10.25  Amended Exhibit A to Northern Border Pipeline Company U.S.
         Shippers Service Agreement between Northern Border Pipeline
         Company and Enron Capital & Trade Resources Corp. effective
         April 2, 1999 (Exhibit 10.16.1 to TC Form S-1).
 *10.26  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 10, 1996, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.19 to TC Form
         S-1).
 *10.27  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.20 to TC Form
         S-1).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 *10.28  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.21 to TC Form
         S-1).
 *10.29  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.22 to TC Form
         S-1).
 *10.30  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         TransCanada Gas Services Inc., as agent for TransCanada
         PipeLines Limited, dated October 5, 1998, with Amended
         Exhibit A effective April 2, 1999 (Exhibit 10.23 to TC Form
         S-1).
 *10.31  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Pan-Alberta Gas (U.S.) Inc., dated October 1, 1993, with
         Amended Exhibit A effective June 22, 1998 (Exhibit 10.25 to
         TC Form S-1).
 *10.32  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Pan-Alberta Gas (U.S.) Inc. (successor to Natgas U.S. Inc.), dated October 6, 1989, with Amended Exhibit A effective
         April 2, 1999 (Exhibit 10.26 to TC Form S-1).
 *10.33  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and
         Pan-Alberta Gas (U.S.) Inc., dated October 1, 1992, with
         Amended Exhibit A effective June 22, 1998 (Exhibit 10.27 to
         TC Form S-1).
 *10.34  Project Management Agreement by and between Northern Plains
         Natural Gas Company and Enron Engineering & Construction
         Company, dated March 1, 1996 (Exhibit 10.39 to Form S-4).
 *10.35  Employment Agreement between Northern Plains Natural Gas
         Company and William R. Cordes effective June 1, 2001
         (Exhibit 10.27 to Northern Border Partners, L.P.'s Quarterly
         Report on Form 10-Q for the quarter ended June 30, 2001).
  10.36  Amendment to Employment Agreement between Northern Plains
         Natural Gas Company and William R. Cordes, effective as of
         September 25, 2001.
  10.37  Ninth Supplement Amending Northern Border Pipeline Company
         General Partnership Agreement.
  10.38  Northern Border Pipeline Company U.S. Shippers Service
         Agreement between Northern Border Pipeline Company and Enron
         North America Corp., dated October 29, 2001.
  12.1   Statement re computation of ratios.
  23.1   Consent of Arthur Andersen LLP.
  23.2   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
  24.1   Powers of Attorney (included on signature page to the
         registration statement).
  25.1   Statement of Eligibility of Bank One Trust Company, N.A., as
         trustee, on Form T-1 with respect to the indenture between
         Northern Border Pipeline Company and Bank One Trust Company,
         N.A., as trustee, with respect to the issuance of 7.50%
         Senior Notes due 2021, Series A, by Northern Border Pipeline
         Company.
 *99.1   Northern Border Phantom Unit Plan (Exhibit 99.1 to Northern
         Border Partners, L.P.'s Amendment No. 1 to Registration
         Statement on Form S-8, Registration No. 333-66949 and
         Exhibit 99.1 to Northern Border Partners, L.P.'s
         Registration Statement on Form S-8, Registration No.
         333-72696).
  99.2   Form of Letter of Transmittal.

---------------

* Indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith.